Teavana Holdings, Inc. Announces

Agreement for International Expansion

Atlanta, Georgia - September 2, 2011 - Teavana Holdings, Inc. (NYSE: TEA) today announced that it has, through its wholly owned subsidiary, Teavana International, entered into a 10 year franchise development agreement with the Alshaya group of companies for the development of Teavana stores in the countries of Bahrain, Kuwait, Kingdom of Saudi Arabia, Qatar, United Arab Emirates, Egypt, Lebanon and Jordan. Teavana and Alshaya currently anticipate the first store under this agreement to be opened in fiscal 2012.

"We are pleased to announce Teavana's expansion into the Middle East and to extend the reach of our brand and distinctive store experience to this important region," said Andrew Mack, Chairman and Chief Executive Officer of Teavana Holdings, Inc. "Extending Teavana's reach beyond the US and Mexico is a key pillar of our overall growth strategy. We are thrilled that this entry into the Middle East will take place with Alshaya, a preeminent retailer in the Middle East who has successfully brought leading retail brands to the region."

Mohammed Alshaya, the Executive Chairman of Alshaya's Retail Division, remarked, "We are delighted and excited to work with Teavana, and we believe there is a tremendous opportunity for us to develop the brand and to offer its unique store experience to our customers across the Middle East."

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 179 company-owned stores in 36 states and on its website. The company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world.

About Alshaya:

M.H. Alshaya Co. is a leading international franchise operator for over 55 of the world's most recognized retail brands, including Starbucks, H&M, Mothercare, Debenhams, American Eagle, Pottery Barn, Pottery Barn Kids, P.F. Chang's, Office Depot and Boots. The company operates over 2000 stores across 7 divisions: Fashion & Footwear, Health & Beauty, Food Service, Optics, Pharmacy, Office Supplies and Home Furnishings.

Alshaya stores can currently be found in 16 markets across the Middle East, North Africa, Turkey, Cyprus, Russia, Poland, Slovakia, the Czech Republic, and the UK.  It employs more than 20,000 people from over 80 nationalities.

The company has established itself as the industry leader across these territories through a combination of local market understanding and a comprehensive commitment to customer service. Growth in each of its operating divisions and brands is supported by continuous investment in talent and infrastructure. It applies best practices in retail operations, merchandising, marketing, information technology, logistics, real estate, human resources and financial controls.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors contained in the final prospectus relating to the IPO included in the Company's Registration Statement on Form S-1 (File No. 333-173775) filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teavana Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

farah.soi@icrinc.com

Teavana Media Contact:

ICR, Inc.

Alecia Pulman

203-682-8224